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                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

                                                       Six months ended June 30,
                                                         2003           2002
                                                       --------       --------
Net loss ............................................. $(18,195)      $(21,500)
                                                       ========       ========
Weighted average shares of common stock outstanding ..   55,353         53,762
Weighted average shares of common stock held for
  former Women.com stockholders ......................      187            369
Weighted average shares of common stock held for
  former Promotions.com stockholders .................        2              4
                                                       --------        -------
Adjusted weighted average shares of common
  stock outstanding used in computing basic and
  diluted net loss per share .........................   55,542         54,135
                                                       ========        =======
Basic and diluted net loss per share ................. $  (0.33)       $ (0.40)
                                                       ========        =======